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                                                                     Exhibit 2.1

                                AMENDMENT NO. 3
                                       TO
                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 3 (this "Amendment") to the Amended and Restated
                                 ---------
Agreement and Plan of Merger, dated as of August 4, 1999, as amended (the "Merger Agreement"), by and among CAIS Internet, Inc., a Delaware corporation
-----------------
("CAIS"), CIAM Corp., a California corporation (the "Company"), and Atcom, Inc.,
------                                               -------
a California corporation ("Atcom"), is made effective as of March 21, 2000.
                           -----
Unless otherwise defined herein, capitalized terms used herein shall have the same meanings as those set forth in the Merger Agreement.

     WHEREAS the parties hereto desire to amend the Merger Agreement as provided below.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties, intending to be legally bound, agree as follows:

     1.  Amendment to Section 2.12 of the Merger Agreement.  Section 2.12 of the
         -------------------------------------------------
Merger Agreement is hereby amended to read in full as follows:

     (a)(1) Within twenty-five (25) days after the date hereof, CAIS shall distribute to Qualified Shareholders (as defined below) for each share of CAIS Common Stock held or underlying warrants held by the Qualifying Shareholders ("Qualified Shares"), 500,000 shares of CAIS Common Stock divided by the total number of shares of CAIS Common Stock held by, or underlying warrants owned by, all Qualifying Shareholders in the aggregate as of the Effective Time ("Per Share Contingent Consideration"). For purposes of this Section 2.12, "Qualified Shareholders" shall mean the holders of Atcom Common Stock or warrants to acquire Atcom Common Stock, as of the Effective Time.

     (2) CAIS shall, subject to the Redemption Notice set forth below, redeem up to an aggregate of 600,000 Qualified Shares at a redemption price of $30 per share. If Qualified Shareholders in the aggregate tender for redemption in excess of 600,000 Qualified Shares, CAIS shall redeem an aggregate of 600,000 Qualified Shares on a pro rata basis, based on the ratio of each tendering Qualified Shareholder's tendered Qualified Shares to the total of all tendered Qualified Shares in the aggregate. CAIS shall provide notice to all Qualified Shareholders, pursuant to Section 13.6 of the Merger Agreement, of their limited redemption right set forth in this Section 2.12(a)(2). The Qualified Shares redeemed pursuant to this Section 2.12(a)(2) shall cease to be Qualified Shares for purposes of Section 2.12(a)(1) hereof. Within five (5) days after the date hereof, CAIS shall offer in writing to repurchase the 600,000 Qualified Shares in accordance with the terms of this Section 2.12 (the "Redemption Notice").
The Holders shall notify CAIS in writing within fourteen (14) days after the date of the Redemption Notice (the "Offer Period") as to the number of Qualified
Shares that they wish CAIS to redeem pursuant to this Section 2.12.   Closing on
the redemption of such Qualified
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Shares pursuant to this Section 2.12(a)(2) shall occur within five (5) business days after the expiration of the Offer Period.

     2.  Governing Law.  This Amendment shall be construed in accordance with
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and governed by the laws of the State of California without regard to choice of law principals.

     3.  Counterparts.  This Agreement may be executed in any number of
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counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     4.  Effect of Amendment.  Except as expressly provided in this Amendment,
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the Merger Agreement shall remain unmodified and in full force and effect.
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     IN WITNESS WHEREOF, the undersigned have executed this Amendment, all as of the day and year first above written.

CAIS INTERNET, INC.

    /s/ Ulysses G. Auger, II
By:________________________________

       CEO
Title:_____________________________




CAIS SOFTWARE SOLUTIONS, INC.
(successor in interest to CIAM Corp. and formerly known as Atcom, Inc.)


By:________________________________


Title:_____________________________




     /s/ Neil Senturia
     ____________________________________
     Neil Senturia, In his individual capacity



Funds Managed by Patricof & Co.
Ventures, Inc.

      /s/ Thomas P. Hirschfeld
By: ___________________________________
      Thomas P. Hirschfeld
      Managing Director